Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

The Wet Seal, Inc. Appoints Lesli Gilbert
EVP, Stores and Operations

FOOTHILL RANCH, CA, June 10, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, announced today that retail veteran Lesli Gilbert has been appointed Executive Vice President, Stores and Operations, effective immediately. Ms. Gilbert replaces Barbara Cook, former Senior Vice President, Store Operations, who resigned in February.

Commenting on the announcement, John Goodman, Chief Executive Officer, stated, “We are pleased to welcome Lesli and believe she is an ideal fit with Wet Seal's business, brand positioning and organizational culture. Lesli will take responsibility for leading our field organization and store teams, inspiring the vision and values of our Wet Seal and Arden B brands in stores and driving consistent execution. We look forward to her contributions as we continue to pursue our fast fashion strategies and position the business to achieve consistent, long-term growth.”

Most recently, Ms. Gilbert was Senior Vice President of Stores at The Talbots, Inc., where she was responsible for developing the stores strategy and framework to reposition the business. Prior to Talbots, Ms. Gilbert held various general management positions with responsibility for leading sales, marketing, training and customer service with T-Mobile US, Inc. and Gap Inc. Earlier in her career, she held regional and district sales manager positions with Charlotte Russe, Inc., Discovery Channel, Sunglass Hut International and The Limited.

About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 4, 2013, the Company operated a total of 526 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 62 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.